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Ex. (p)(vi)

CENTAUR CAPITAL PARTNERS, L.P.

CODE OF BUSINESS CONDUCT AND ETHICS

I.     INTRODUCTION

        Centaur Capital Partners, L.P. (the "Company") maintains a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable laws federal securities laws, including rules and regulations promulgated by the Securities and Exchange Commission (the "SEC"). This Code of Business Conduct and Ethics (the "Code") applies to each employee of the Company ("Employee"). It is designed to ensure compliance with legal requirements and the Company's standards of business conduct. Employees shall read and understand this Code and uphold the standards in the Code in their day-to-day activities at the Company.

        This Code does not address every possible situation that may arise, consequently every Employee is responsible for exercising good judgment, applying ethical principles, and bringing potential violations of the Policy to the attention of the Chief Compliance Officer of the Company (the "CCO").

        Each Employee shall sign the acknowledgement form attached to this Code indicating that his or her receipt and understanding of, and agreement to comply with this Code. Such signed acknowledgement should be immediately returned the CCO.

II.    GENERAL STANDARDS OF CONDUCT

        A.    CORPORATE CONDUCT

        The following general principles guide the Company's corporate conduct:

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    The Company will act in accordance with applicable laws and regulations.

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    The Company will provide products and services designed to help clients achieve their financial goals.

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    The Company will conduct business fairly, in open competition.

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    The Company will provide employment opportunities without regard to race, color, sex, pregnancy, religion, age, national origin, ancestry, citizenship, disability, medical condition, marital status, sexual orientation, veteran status, political affiliation, or any other characteristic protected by federal or state law.

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    The Company will support the communities in which we operate.

        B.    INDIVIDUAL CONDUCT

        The following general principles guide the individual conduct of each Employee:

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    The Employee will not take any action that will violate any applicable laws or regulations.

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    The Employee will adhere to the highest standards of ethical conduct.

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    The Employee will maintain the confidentiality of all information obtained in the course of employment with the Company.

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    The Employee will bring any issues reasonably believed to place the Company at risk to the attention of the CCO.

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    The Employee will not abuse or misapropriate the Company's assets or use them for personal gain.

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    The Employee will not engage in any activities that create a conflict of interest between the Employee and the Company.

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    The Employee will deal fairly with clients, colleagues, and others.

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    The Employee will comply with this Code.

III.  ETHICAL BUSINESS PRACTICES

        A.    COMPLIANCE WITH LAWS AND REGULATIONS

        It is the policy of the Company that any violation of applicable laws and of this Code shall be immediately reported to the CCO. An Employee must not conduct individual investigations, unless authorized to do so by the CCO. If an Employee who in good faith raises an issue regarding a possible violation of law, regulation or Company policy or any suspected illegal or unethical behavior they will be protected from retaliation.

        B.    FALSIFICATION OR ALTERATION OF RECORDS

        Falsifying or altering records or reports, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

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    Making false or inaccurate entries or statements in any Company or client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity.

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    Manipulating books, records, or reports for personal gain.

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    Failing to maintain books and records that completely, accurately, and timely reflect all business transactions.

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    Maintaining any undisclosed or unrecorded Company or client funds or assets.

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    Using funds for a purpose other than the described purpose.

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    Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

        C.    POLITICAL CONTRIBUTIONS

        No corporate funds, merchandise, or service may be paid or furnished, directly or indirectly, to a political party, committee, organization or to a political candidate or incumbent, except if legally permissible and if approved in advance in writing by the CCO. This Code does not apply to or restrict the ability of any Employee of the Company to participate voluntarily in political activities on their own personal time or to make personal contributions. However, the Company is prohibited from reimbursing any Employee for political contributions made from such individual's personal funds.

        D.    PAYMENTS TO GOVERNMENT OFFICIALS OR EMPLOYEES

        Company funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Company. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Company's arms-length business relationship with the government agency or official involved.

        E.    COMPETITION AND FAIR DEALING

        The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Employee of the Company should endeavor to respect the rights of and deal fairly with the Company's clients, customers, vendors, suppliers, and competitors. No Employee of the Company should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. The Company's Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Employee of the Company should also be avoided.

        F.    PRIVACY OF PERSONAL INFORMATION

        The Company will acquire and retain only personal information that is required for the effective operation of the business of the Company or that is required by law in the jurisdictions in which the Company operates. Access to such information will be restricted internally to those with a legitimate need to know. Employee communications transmitted by the Company's systems are not considered private.

IV.    PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION.

        A.    CONFIDENTIALITY OF COMPANY INFORMATION

        Information generated in the Company is a valuable company asset. Protecting this information plays a vital role in the Company's continued growth and ability to compete. Such information includes among other things, technical information such as computer programs and databases, business information such as the Company's objectives and strategies, trade secrets, processes, analysis, charts, drawings, reports, sales, earnings, forecasts, relationships with clients, marketing strategies, training materials, employee compensation and records, and other information of a similar nature. Employees must maintain the confidentiality of the Company's proprietary and confidential information and must not use or disclose such information without the express consent of an officer of the Company or when legally mandated. Adhering to this principle is a condition of continued service or employment.

        B.    CONFIDENTIALITY OF INVESTOR INFORMATION

        As a registered investment adviser, we have particular responsibilities for safeguarding our investors' information and the proprietary information of the Company. Employees should be mindful of this obligation when using the telephone, fax, telex, electronic mail, and other electronic means of storing and transmitting information. Employees should not discuss confidential information in public areas, read confidential documents in public places, or leave or discard confidential documents where they can be retrieved by others.

        Information concerning the identity of investors and their transactions and accounts is confidential. Such information may not be disclosed to persons within the Company except as they may need to know it in order to fulfill their responsibilities to the Company. You may not disclose such information to anyone or any firm outside the Company unless (i) the outside firm requires the information in order to perform services for the Company and is bound to maintain its confidentiality; (ii) when the client has consented or been given an opportunity to request that the information not be shared (iii) as required by law, or (iv) as authorized by the CCO.

        Information regarding investor orders must not be used in any way to influence trades in personal accounts or in the accounts of other clients, including those of other Employees. Trading ahead of a client's order known as "frontrunning" and is prohibited. Following a client's order with Employee trading activity is known as "piggybacking" or "shadowing" and is likewise prohibited. If you reasonably believe improper trading in personal or client accounts has occurred, you must report such conduct to the CCO.

V.     PROHIBITION AGAINST INSIDER TRADING.

        An Employee who trades securities while in possession of material, non-public information, or improperly communicating that information to others, may face severe penalties. The Company may impose disciplinary actions which may include termination of employment. Criminal sanctions may include a fine of up to $1 million and/or ten (10) years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, which can result in a penalty of up to three times the profit from the illegal trades, and issue an order permanently barring the Employee from the securities industry. Finally, the Employee may be sued by investors seeking to recover damages for insider trading violations.

        Insider trading laws provide for penalties for "controlling persons" of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an Employee who is found liable for insider trading may also be subject to penalties.

        Furthermore, the Company could be subject to the following penalties in the event an Employee is found liable for insider trading:

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  Civil penalties of up to the greater of $1 million or three times the amount of the Employee's profits gained or losses avoided for each violation;

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  Criminal fines of up to $2.5 million per violation; and

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  Restrictions on the Company's ability to conduct certain of its business activities.

        The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. Employees are required to notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

        A.    POLICY ON INSIDER TRADING

        Employees may not trade, either personally or on behalf of others (such as investment funds and private accounts managed by the Company), while in possession of material, non-public information. Employees may not communicate material, non-public information to others outside of the Company.

        Furthermore, you may not communicate material, non-public information to anyone except individuals who are entitled to receive it in connection with the performance of their responsibilities for the Company. Any such communication with third parties must be approved by the CCO.

        B.    MATERIAL NONPUBLIC INFORMATION

          (i)    Material Information

          Information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision with respect to the subject entity. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. For example, information that the Company is considering whether to buy or sell a publicly traded security of another company or is going to make a trade or has just made a trade of that security should be treated as material information.

          Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

          Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal's "Heard on the Street" column.

          No simple test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. If you are uncertain as to whether certain information is material, you should consult with the CCO prior to making any comment to a third party.

          (ii)    Non-public Information

          "Non-public information" is information that is not generally available to the investing public. Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency or some publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

          If the information is not available in the general media or in a public filing, it should be treated as non-public. If you are uncertain as to whether certain information is non-public, you should consult with the CCO prior to making any comment to a third party.

          (iii)    Identifying Inside Information

          Before executing any trade for yourself or others, including investment companies or private accounts managed by the Company ("Client Accounts"), you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:

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      Report the information and proposed trade immediately to the CCO.

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      Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by the Company.

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      Do not communicate the information inside or outside the Company, other than to the CCO.

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      After the CCO has reviewed the issue, the Company will determine whether the information is material and non-public and, if so, what action the Company should take.

          You should consult with the CCO before taking any action. This degree of caution will protect you, your clients and the Company.

          (iv)    Contacts with Public Companies

          Contacts with public companies represent an important part of our research efforts. The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information.

          While you must be especially alert to sensitive information, you may consider information received directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

          Difficult legal issues arise, however, when, in the course of contacts with public companies, an Employee or other person subject to this Code becomes aware of material, non-public information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to a portfolio manager, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect yourself, your clients and the Company, you should contact the CCO immediately if you believe that you may have received material, non-public information.

          (v)    Tender Offers

          Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extreme volatility in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees of the Company and others subject to this Manual should exercise particular caution any time they become aware of non-public information relating to a tender offer.

        C.    SECURITIES TRADING POLICY

        Various regulations require all broker-dealers and investment advisers to establish, maintain and enforce written policies reasonably designed to prevent the misuse of inside information by the Company and its Employees, particularly with regard to personal trading activity. To comply with these regulations, the Company has adopted certain securities trading policies. Employees should read the securities trading policy closely prior to taking part in any personal securities trading activities. These policies adhere strictly to sound business principles, industry practices and the highest ethical standards. Our policies are intended to ensure full conformity with the laws, rules and regulations of the governmental bodies and self-regulatory organizations that monitor our business activities.

        D.    CONFLICTS OF INTEREST AND PROHIBITED ACTIVITIES; GIFTS

          (i)    Conflicts of Interest and Prohibited Activities

          It is a violation of an Employee's duty of loyalty to the Company for any Employee, without the prior written consent of the CCO:

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      to rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from the Company as an Employee;

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      to accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client Account; or

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      to own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

          (ii)    Gifts

          Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest. The Company has adopted the policies set forth below to guide Employees in this area.

          Generally, Employees should not accept or provide any gifts or favors that might influence the recipient's decisions regarding business transactions involving the Company, or that others might reasonably believe would influence those decisions. Although modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis, even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence the recipient's business decisions. Where there is a law that affects the conduct of a particular business and the acceptance of gifts of nominal value, the law must be followed.

          This restriction does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the Employee is with the person or representative of the entity that does business with the Company.

          (iii)    Cross Transactions

          An Employee may not engage in principal transactions between a personal account and an account maintained by or for the benefit of any fund managed by the Company or any other account managed by the Company (a "Client Account") without the prior consent of the CCO. An Employee also may not, without the prior consent of the CCO cause one Client Account to sell a security to another Client Account in a cross transaction if any Employee or other affiliate of the Company received compensation from any source for acting as broker.

          (iv)    Reporting of and Consent for Outside Activities

            (a)    General

            All outside activities conducted by an Employee which either (i) involve a substantial time commitment or (ii) involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances must be approved beforehand by the CCO. The CCO may require full details concerning the proposed outside activity including the number of hours involved and the compensation to be received. Prior to accepting a position as an officer or director in any private business, charitable organization or non-profit organization, an Employee must also obtain approval from the CCO.

            (b)    Service as Director

            No Employee may serve on the board of any company whose securities are publicly traded without the prior written approval of the CCO. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for an account managed by the Company concerning the company in question.

          (v)    Confidentiality

          Any information that an Employee obtains regarding advice furnished by the Company to its clients, non-public data furnished to the Company by any client or the analyses and other proprietary data or information of the Company is strictly confidential and may not be revealed to third parties. Such information is the property of the Company and disclosure of such information to any third party without the permission of the CCO or another officer of the Company is grounds for immediate dismissal by the Company.

          The protection of confidential business and client information is vital to the interests and the success of the Company. It is the responsibility of each staff member to safeguard as confidential everything known about a client. Care should be taken that such information is secure. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

          In order to protect the confidential information of clients and comply with privacy laws and regulations, the Company has adopted a Privacy Policy in the form attached hereto as Annex B. Each Employee must familiarize himself or herself with and strictly adhere to the Company's Privacy Policy.

          Employees are prohibited from providing any information or making any comments to the media or from providing any confidential or otherwise sensitive business or client information and from disseminating any such information on the Internet. Any inquiry by the media should be reported immediately to the CCO.

          During the course of your employment, you may come into the possession of non-public information relating to the Company, clients, Employees or other persons. This includes information relating to securities transactions on behalf of clients, advice furnished by the Company to its clients, non-public data furnished to the Company by any client, agent or contractor of the Company, client lists, vendor names, clients' customer lists and other client information, Company business records, client files, personnel information, financial information, leases, software, licenses, agreements, computer files, documents, business plans, and the analyses and other proprietary data or information of the Company and other persons. All of this information, whether or not material and whether about the Company, its clients, Employees, or other persons, is strictly confidential. This information must not be copied or disclosed to anyone outside the Company, including your family members, or to any Employee who is not authorized to receive the information, either during or after your employment. Any doubts about the confidentiality of information should be resolved in favor of confidentiality. You should consult the CCO for guidance on specific cases.

          As a condition of your employment by the Company, you agree that all such confidential information and other property of the Company and/or its clients are the property of the Company and/or its clients, and will never be given to an outside organization or individual, except through normal channels and an appropriate authorization by the Company and/or its clients. You also agree not to make unauthorized copies or disclosure of such confidential information or property and, upon termination of your employment, to return to the Company all such items (and all copies thereof in any media) in your possession or under your control.

          (vi)    Involvement in Litigation

          Any lawsuits against the Company should be immediately brought to the attention of the CCO upon receipt of service or other notification of the pending action. An Employee must advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is subject to any judgment, order or arrest, or is contacted by any regulatory authority.

          Notice also should be given to the CCO upon receipt of a subpoena for information relating to any matter in litigation, or receipt of a garnishment lien or judgment against the Company or any of its clients or Employees. The Company's legal counsel will determine the appropriate response in consultation with the CCO.

          (vii)    Regulatory Inquiries

          All inquiries, notices of examination or inspection, and requests for information, from any governmental agency or self regulatory organization concerning the Company should be sent to the CCO and the Company's legal counsel upon receipt. The intention behind this policy is to ensure that the Company responds in a consistent and uniform basis to all regulatory inquiries.

          Regulatory inquiries may be received by mail, telephone, facsimile or personal visit. In the case of a personal visit, demand may be made by a regulator for the immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that a response requires the approval of the CCO. In the case of a personal visit, the visitor should be asked to wait briefly while a call is made to the legal counsel for guidance on how to deal with the matter. In the case of a telephone inquiry, the caller should be informed that his or her call will be promptly returned. Letter inquiries should be forwarded to the Company's legal counsel for response.

          Under no circumstances should any documents, materials or information be released without prior approval of the CCO and legal counsel. In addition, Employees should not have substantive discussions with any regulatory personnel without prior consultation with the CCO and the Company's legal counsel. This policy is standard industry practice and should not evoke adverse reaction from any experienced regulatory personnel.

          (viii)    Disciplinary Matters—Reportable Events

          All Employees are required to notify the CCO immediately in the event of any "reportable events." A reportable event occurs when an Employee:

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      Violates any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization or has engaged in conduct which is inconsistent with just and equitable principles of trade or detrimental to the interests or welfare of the exchanges;

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      Is the subject of any written customer complaint involving allegations of theft or misappropriation of funds or securities or forgery;

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      Is named as a defendant or respondent in any proceeding brought by a regulatory or self-regulatory body;

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      Is denied registration, expelled, enjoined, directed to cease and desist, suspended or otherwise disciplined by any securities, insurance or commodities industry regulatory or self-regulatory organization; is denied membership or continued membership in any self-regulatory organization; or is barred from becoming associated with any member or member organization of any self-regulatory organization;

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      Is arrested, arraigned, indicted or convicted of or pleads guilty to or pleads no contest to any criminal offense (other than minor traffic violations).

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      Is a director, controlling stockholder, partner, officer or sole proprietor or an associated person with a broker, dealer or insurance company which was suspended, expelled or had its registration denied or revoked by any agency, jurisdiction or organization or is associated in such a capacity with a bank, trust company or other financial institution which was convicted of or pleaded no contest to any felony or misdemeanor;

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      Is a defendant or respondent in any securities or commodities-related civil litigation or arbitration which has been disposed of by judgment, award or settlement for an amount exceeding $15,000;

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      Is or becomes associated in any business or financial activity with any person who is subject to a "statutory disqualification" as that term is defined in the Securities Exchange Act of 1934;

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      Is the subject of any claim for damages by a customer, broker or dealer which is settled for an amount exceeding $15,000.

          Where required, the Company will be responsible for notifying the appropriate authorities of the occurrence of such event by an Employee.

        E.    REPORTING PERSONAL SECURITIES HOLDINGS AND TRANSACTIONS

        Investment advisors' access persons (as defined below) must report their personal securities holdings and transactions, [including transactions in any mutual fund managed by the investment adviser] to the investment advisor's CCO. An "access person" is a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. A supervised person is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

        The investment advisor will periodically review each report provided to it by an access person in order to identify potential for improper trades or patterns of trades by access persons.

        All investment advisors' access persons must comply with the following requirements:

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    Offer investment opportunities to clients before personally acting on them. Allow the client a reasonable time period to act on the opportunity before placing a personal securities transaction. Keep written documentation that the opportunity was first offered to the client.

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    Obtain the investment advisor's written approval before investing in an initial public offering ("IPO") or private placement.

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    Obtain prior written approval before placing a personal securities transaction ("pre-clearance").

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    Report holdings and transactions in securities in which they have any direct or indirect beneficial ownership. Each holdings report must be dated and contain the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security. The report must also contain the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person. Holdings reports are required at the time the person becomes an access person and at least once a year thereafter.

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    Submit quarterly reports of all personal securities transactions in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The reports are due no later than 30 days after the close of the calendar quarter and must be dated. Each transaction report must contain, the date of the transaction, the title and as applicable the change ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved. The report should also detail whether the transaction was a purchase, sale or any other type of acquisition or disposition, the price of the security at which the transaction was effected, the name of the broker, dealer or bank with or through which the transaction was effected.

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    An access person is not required to submit transaction reports that would duplicate information contained in trade confirmations or account statements that the investment advisor holds in its records as long as the trade confirmations or account statement is provided to the advisor within 30 days after the end of the quarter in which the transaction takes place.

        F.    WATCH LISTS AND RESTRICTED LISTS

        Whenever the CCO determines that an Employee of the Company is in possession of material non-public information with respect to a company (regardless of whether it is currently owned by any client, but particularly if the Company is analyzing or recommending securities for client transactions) such company will either be placed on a Watch List or on a Restricted List. If the company is placed on a Watch List, the flow of the information to other Company personnel will be restricted in order to allow such persons to continue their ordinary investment activities. If the CCO determines that material non-public information is in the possession of an Employee and cannot be adequately isolated through the use of the Watch List, the company will be placed on the Restricted List. The CCO will also have the discretion of placing a company on the Restricted List even though no breach of the Watch List has or is expected to occur with respect to the material non-public information about the company. Such action may be taken by such persons for the purpose of avoiding any appearance of the misuse of material nonpublic information. When a company is placed on a Watch List or Restricted List all employees are prohibited from personal trading in securities of those companies.

        The CCO will be responsible for determining whether to remove a particular company from the Watch List or Restricted List. The only persons who will have access to the Watch List or Restricted List are members of the Designated Legal or Compliance Representatives and such persons who are affected by the information. The Watch List and Restricted List are highly confidential and should not, under any circumstances, be discussed with or disseminated to anyone other than the persons noted above.

        G.    BLACKOUT PERIODS

        Blackout periods occur when client securities trades are being placed or recommendations are being made and access persons are not permitted to place personal securities transactions. The Company will initiate and notify employees of the existence of the blackout period. Violations of this provision, even if unintentional, can result in the disgorgement of any profit (or deemed profit) resulting from the prohibited trading.

        H.    BROKERAGE RESTRICTIONS

        The Company may require that Employees trade only through certain brokers, or may place limitations on the number of brokerage accounts permitted. The Company will initiate and notify employees of these requirements as they become necessary.

        I.    SECURITIES ASSIGNMENT PROCEDURES

        When opportunities for assigning new securities analyses become available, each investment advisor to the extent practicable the investment adviser will review the personnel files of their qualified employees to determine whether the Employee's personal holdings present any apparent conflicts of interest. Particular attention must be paid to personal transactions that were made within a 6 month period of the security assignment. New securities analyses will not be assigned to Employees whose personal holdings may present a conflict of interest. A notation must be made in the Employee's file to document that they were considered for the opportunity, but could not be assigned the opportunity due to a potential conflict of interest.

VI.   OUTSIDE REQUESTS FOR INFORMATION

        Outside requests for information concerning the Company or any clients should only be handled by authorized persons. All inquiries from securities analysts or investors must be directed to the CCO, who may in turn direct a prospective investor to the appropriate person. If an Employee receives an inquiry from a governmental or regulatory agency on matters outside his or her area of responsibility or on legislative issues, such inquiries should be directed to the CCO. General inquiries from the media should be directed to the CCO.

VII. IMPLEMENTATION AND ENFORCEMENT

        A.    MANAGEMENT RESPONSIBILITY

        Management of the Company shall be responsible for explanation of this Code so as to assure Employee knowledge and compliance, as well as for enforcement of this Code. As no policy can cover all potential topics, this Code may be supplemented from time to time.

        B.    RECORD RETENTION

        Investment advisors must keep copies of their code of ethics and their access persons' written acknowledgment of receipt of the code. Investment advisors must also keep records of violations of the code, records of action taken as a result of violations, and potential conflicts of interest with securities assignments. In addition, investment advisors must keep a record of the names of persons who are currently, or within the past five years were, access persons of the investment adviser, holdings and transaction reports made by access persons, and records of decisions approving access persons' acquisition of securities in IPOs and private placements. Records of access persons' personal securities reports (and duplicate brokerage confirmations or account statements in lieu of those reports) may be maintained electronically in an accessible computer database. All records, including Watch Lists and Restricted Lists, must be kept for a minimum of five years in an easily accessible place.

        C.    ENFORCEMENT

        Violation of this Code may result in disciplinary action, up to and including termination of employment. Legal proceedings may also be commenced, if necessary, to recover the amount of any improper expenditures, any profits realized by the offending Employee, and any financial detriment sustained by the Company and its clients. In appropriate circumstances, violations of this Code will be reported to the applicable authority.

VIII. PERSONS COVERED

        This Code applies to all directors, officers, and employees of the Company. With regard to personal securities trading and certain other matters described in this Code, the Code also applies to spouses, family members, and others who live in their households. In particular, the Company's directors, officers, and employees may not, indirectly through a family member, do what they cannot do directly. Therefore, all references in the Code to the Company's directors, officers, and employees include such individuals as well as, where appropriate, their immediate families.

IX.   HELP AND INFORMATION

        All Employees are encouraged to bring any questions or concerns regarding the provisions in this Code or its application to their supervisor or any officer of the Company. This Code is not intended to be a comprehensive rulebook. Certain situations may require specific advice.

X.    GENERAL

        This Code is a corporate statement of policy, the contents of which may be modified, substituted, or altered at any time by the Company. All amendments to this Code must be approved by the management of the Company. This Code is not intended to create a contract of employment or to alter the employment relationship that exists between Employees and the Company.

XI.   ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE WITH THE CODE

        I hereby certify that I have received, read, and understand the Code of Business Conduct and Ethics of Centaur Capital Partners, L.P. (the "Company"). I understand that a violation of any provision of the Code of Business Conduct and Ethics is grounds for discipline up to and including termination of my position with the Company. I also understand that if I discover a violation of any provision of the Code of Business Conduct and Ethics, it is my duty to notify the appropriate authorized persons of the Company.

        I hereby agree to comply with the policies and guidelines set forth in the Company's Code of Business Conduct and Ethics.

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  Ex. (p)(vi)
CENTAUR CAPITAL PARTNERS, L.P. CODE OF BUSINESS CONDUCT AND ETHICS